Exhibit 99.1

PRESS RELEASE

Contact:	Temple Weiss
Investor Relations
214-492-6600

LA QUINTA CORPORATION ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Adjusted EBITDA Exceeds Expectations; Company Increases Full Year Guidance

Dallas (April 27, 2005) – La Quinta Corporation (NYSE: LQI) today announced financial results for the first quarter ended March 31, 2005. The Company will hold a conference call today at 11:00 a.m. (EDT) to discuss these results and its business.

“Our first quarter results substantially exceeded our expectations,” stated Francis W. (“Butch”) Cash, chairman and chief executive officer. “Adjusted EBITDA of $53 million exceeded our guidance of $47 million due to strong top line growth driven by increases in average rate and margin expansion. As a result, we are increasing guidance for the full year.”

For the first quarter ended March 31, 2005, the Company reported:

•	Total revenues of $171 million, a 33% increase compared to 2004.

•	Net loss of $4 million, or ($0.02) per share, versus net loss of $12 million, or ($0.07) per share, in 2004.

•	RevPAR for company owned La Quinta branded hotels of $41.78, a 9% increase compared to 2004.

•	Adjusted EBITDA of $53 million, a 46% increase compared to 2004. A detailed schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

Operating Results
RevPAR for company owned La Quinta branded hotels increased 9% during the first quarter. The improvement was driven primarily by an average rate increase of 8%. La Quinta hotels in the southern Florida region were particularly strong with RevPAR growth of over 20%. La Quinta hotels in Texas had mixed results, with RevPAR up modestly in Dallas and San Antonio, down in Houston and up over 15% in Austin.

RevPAR for company owned Baymont branded hotels increased approximately 7% during the first quarter. Baymont’s improvement was driven primarily by rate increases. Baymont’s property management and reservation systems were successfully converted to La Quinta’s systems in mid-March, giving guests the option to book with any of the Company’s brand offerings electronically or telephonically through an integrated reservations platform.

“We are seeing average daily rate increases for our company owned La Quinta branded hotels across all of our key revenue channels,” said David L. Rea, president and chief operating officer. “Our electronic distribution channel showed strong rate and volume increases. Revenues from our proprietary website, LQ.com, increased 59% for the quarter and were driven primarily by volume increases. Third party Internet revenues were up modestly as a result of rate increases. With the systems implementation at Baymont complete, we believe we can leverage our existing systems to improve the RevPAR performance for our Baymont branded hotels.”

Earlier this month, the Company merged La Quinta’s and Baymont’s loyalty programs. Frequency program members are now able to earn and redeem points across the Company’s brands through a program that has been enriched with additional airline, hotel and retail reward offerings.

During the first quarter, the Company added one La Quinta and two Baymont franchise hotels to its system of hotels. As of March 31, 2005, the Company had 10,894 La Quinta branded franchise rooms (126 hotels) and 8,155 Baymont branded franchise rooms (95 hotels), including one managed hotel.

In January, the Company completed redevelopment of the La Quinta San Antonio Convention Center. Located in downtown San Antonio – next to the Convention Center, the Riverwalk and the Alamo – the 14-story, 350 room hotel is a showcase for our chain.

Financial Results
Total revenues for the first quarter 2005 increased 33% over the first quarter 2004. Franchise revenue increased 112% for the first quarter 2005. Other revenue (including healthcare interest income and restaurant rental income) decreased 27% for the first quarter 2005. The total revenue increase was primarily the result of company owned La Quinta branded RevPAR increase of 9%, the Baymont acquisition and an increase in franchise revenue, partially offset by reduced interest income from a healthcare note receivable, which was paid off in 2004.

Net loss was $4 million, or ($0.02) per share, for the first quarter 2005, versus a net loss of $12 million, or ($0.07) per share, for the first quarter 2004. The improvement from 2004 to 2005 was primarily the result of improved operating performance at La Quinta owned hotels, an increase in franchise income and the Baymont acquisition.

Adjusted EBITDA for the first quarter 2005 was $53 million, a 46% increase compared to $36 million in the first quarter 2004. The increase in Adjusted EBITDA, which excludes other expense of $2 million principally related to Baymont integration expenses, was primarily driven by revenue increases at comparable company owned hotels, strong cost management and an increase in franchise income, as well as the addition of income from the Baymont acquisition. Adjusted EBITDA margins improved almost 300 basis points to 31.1% for the first quarter 2005, reflecting strong flow through from average rate increases coupled with prudent cost management.

At March 31, 2005, the Company had $80 million in cash and cash equivalents and no borrowings under its $150 million credit facility, other than $20 million in letters of credit. The Company’s net debt (total indebtedness less cash and cash equivalents) was $846 million at March 31, 2005.

Current Outlook
For the second quarter 2005, the Company anticipates company owned La Quinta branded hotel RevPAR to increase approximately 10% compared to the prior year second quarter. The Company anticipates company owned Baymont branded hotel RevPAR to increase approximately 9%. Adjusted EBITDA is anticipated to be approximately $61 million, excluding approximately $1 million for Baymont integration related expenses. Net income is anticipated to be approximately $1 million.

The Company is increasing its full year 2005 RevPAR and Adjusted EBITDA guidance. For the full year 2005, the Company now expects approximately 9% RevPAR growth for company owned La Quinta branded hotels, driven primarily by rate increases. Expectations for company owned Baymont branded hotels are for a RevPAR increase of approximately 7%, driven by both rate and occupancy increases.

Adjusted EBITDA for the full year 2005 is currently anticipated to be approximately $236 million, an increase of $10 million from prior guidance, and excludes estimated Baymont integration expenses of $3 million. The Company’s previously published full year 2005 Adjusted EBITDA guidance included an adverse impact of $2 million assuming the implementation in the second half of 2005 of a new accounting change requiring the expensing of unvested stock options. With the implementation of that accounting change now expected to occur in the first quarter 2006, that $2 million is no longer deducted as an expense from the updated full year 2005 Adjusted EBITDA guidance.

Net loss for 2005 is anticipated to be approximately $1 million. Capital expenditures for 2005 are anticipated to be approximately $120 million, which includes funding for the redevelopment of the La Quinta Arlington Convention Center property, conversions between the La Quinta and Baymont brands, corporate capital expenditures and maintenance capital expenditures for our owned Baymont and La Quinta hotels.

The franchise pipeline continues to grow with more than 85 contracts currently executed for La Quinta and Baymont branded hotels. The Company anticipates opening at least 50 La Quinta branded hotels and at least 25 Baymont branded hotels during 2005.

“We are pleased to have delivered strong performance in the first quarter,” concluded Mr. Cash. “Our ability to improve average rate has exceeded our initial expectations. By continuing to grow revenues at our La Quinta branded hotels and leveraging the recent Baymont systems installation, we believe we can generate additional cash flow to reinvest in growing our company. With continued growth and improvements at La Quinta and the successful integration of Baymont, we believe these brands cover our customers’ midprice and economy lodging needs. We are now beginning to consider how to continue enhancing shareholder value by meeting travelers’ other lodging needs through the addition of lodging brands and/or real estate.”

Conference Call and Where You Can Find Additional Information
As previously announced, at 11:00 AM (EDT) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.LQ.com, in the Investor Relations–Webcasts section. The conference call can be accessed by dialing 800-218-0713 (International: 303-205-0033). An access code is not required. A replay of the call will be available from 1:00 PM (EDT) on April 27, 2005 through 12:59 AM (EDT) on May 5, 2005 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11026438#. The replay will also be available in the Investor Relations–Webcasts section of the La Quinta website, www.LQ.com.

About La Quinta Corporation
La Quinta Corporation (NYSE: LQI) is one of the largest owner/operators of limited service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 590 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For reservations or more information about La Quinta Corporation, its brands or franchising programs, please visit www.LQ.com.

Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising programs, our internet distribution initiatives and our customer loyalty programs, or otherwise) and profitability of our lodging business and franchising programs; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta and Baymont brands; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

Historical Data of Baymont
La Quinta Corporation acquired substantially all of the assets of The Marcus Corporation’s limited service lodging division on September 3, 2004. The Marcus Corporation has provided us with a limited amount of unaudited historical operating data for the acquired properties related to certain periods prior to the acquisition by La Quinta Corporation. We have recompiled comparable property and reporting period results for Baymont from this internal, unaudited data. This data has not been audited or otherwise independently verified by the Company or its independent auditors, although the Company has no reason to believe that this data is not accurate in any material respect. As a result, we will only be disclosing approximate RevPAR changes for Baymont through the quarter ending September 30, 2005. Beginning with the quarter ending December 31, 2005, we will be able to disclose more detailed comparable operating data for Baymont.

Statement Concerning Non-GAAP Measurement Tools
The Company uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items. Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distorts the comparability of the measure. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results. Adjusted EBITDA is not intended to represent any measure of performance in accordance with accounting principles generally accepted in the United States (“GAAP”) and our calculation and use of this measure may differ from our competitors. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP. A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results	A
Other Expense (Income)	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
Lodging Statistics	E

La Quinta Corporation
Schedule A
Financial Results
(Unaudited)

	Three months ended
Operating Data:	March 31,
(In thousands, except per share data)	2005	2004
Revenues
Hotel operations	$162,481	$122,123
Franchise fees	6,025	2,845
Other	2,636	3,626

Total revenues	171,142	128,594

Expenses
Direct lodging operations	76,497	58,349
Other lodging and operating expenses	22,797	17,594
General and administrative	18,606	16,173
Interest, net of interest income of $507 and $3,022, respectively	18,354	15,538
Depreciation and amortization	34,334	28,622
Impairment of property and equipment	489	5,014
Other expense (income)	2,057	(135)

Total expenses	173,134	141,155

Loss before minority interest, income taxes and discontinued operations	(1,992)	(12,561)
Minority interest	(4,375)	(4,568)
Income tax benefit	2,466	4,955

Loss before discontinued operations	(3,901)	(12,174)
Income (loss) from discontinued operations, net of taxes	139	(121)

Net loss	$(3,762)	$(12,295)

Per Share Data:
Loss before discontinued operations	$(0.02)	$(0.07)
Loss from discontinued operations, net of taxes	—	—

Net loss per share – basic and assuming dilution	$(0.02)	$(0.07)

Weighted average shares outstanding
Basic	179,352	176,269
Assuming dilution	179,352	176,269

Prior period results have been reclassified to conform to current period presentation.

La Quinta Corporation
Schedule B
Other Expense (Income)
(Unaudited)

	Three months ended
	March 31,
(In millions)	2005	2004
Loss on sale of assets and related costs .	$0.2	$—
Gain on settlement (1)	—	(0.3)
Acquisition, retirement plan and other (2)	1.9	0.2

Total other expense (income)	$2.1	$(0.1)

(1)	During the three months ended March 31, 2004, we settled obligations related to assets previously sold that resulted in a net gain of approximately $0.3 million.

(2)	During the three months ended March 31, 2005, we recognized expense of approximately $1.9 million primarily for integration costs related to our Baymont acquisition.

La Quinta Corporation
Schedule C
Supplemental Non-GAAP Financial Data
(Unaudited)

	Three months ended
Adjusted EBITDA Reconciliation	March 31,
(In millions)	2005	2004
Net loss (per GAAP)	$(3.8)	$(12.3)
Add:
Depreciation and amortization	34.3	28.6
Impairment of property and equipment	0.5	5.0
Minority interest	4.4	4.6
Income tax benefit	(2.5)	(5.0)
Interest, net	18.3	15.5
Other expense (income) (1)	2.1	(0.1)
(Income) loss from discontinued operations, net of taxes (2)	(0.1)	0.1

Adjusted EBITDA(3) (Non-GAAP)	$53.2	$36.4

(1)	See attached Schedule B for details.

(2)	In the first quarter 2005, the Company made the decision to classify 17 hotels as Held for Sale. Loss from discontinued operations for the three months ended March 31, 2005 and 2004 includes these 17 company owned hotels and 13 company owned hotels (excluding four Baymont hotels acquired during September 2004), respectively. The separately identifiable results of operations of these hotels have been reported as results from discontinued operations for all periods presented.

(3)	Includes $0.6 million and $0.5 million of stock-based compensation (amortization of restricted stock) for the three months ended March 31, 2005 and 2004, respectively.

	Three months
Adjusted EBITDA Reconciliation (Current Outlook)	ended	Full Year
(In millions)	June 30, 2005	2005
Net income (loss) (per GAAP)	$1	$(1)
Add:
Depreciation and amortization	36	147
Minority interest	5	19
Income tax benefit	—	(2)
Interest, net	19	72
Other expense	1	3
Income from discontinued operations, net of taxes.	(1)	(2)

Adjusted EBITDA (Non-GAAP)	$61	$236

La Quinta Corporation
Schedule D
Other Supplemental Information
(Unaudited)

Capital Expenditures
(In millions)

	Three months ended
	March 31,
	2005	2004

Capital expenditures	$9	$9

Selected Balance Sheet Data
(In millions)

	March 31,	December 31,
	2005	2004

Property and equipment, net	$2,402	$2,429
Cash and cash equivalents (A)	80	103
Total assets	2,774	2,813
Total indebtedness (B)	926	926
Total liabilities	1,178	1,217
Minority interest (C)	206	206
Total shareholders’ equity (D)	1,390	1,390
Net debt to total capitalization
Equal to (B-A)/(D+C+B-A)	35%	34%

Debt Maturity Schedule
(In millions)

Year	March 31, 2005
2005	$116
2006	20
2007	210
2008	50
2009	—
2010 and thereafter	530

Total debt	926
Less: Cash and cash equivalents	(80)

Net debt	$846

La Quinta Corporation
Schedule E
Lodging Statistics
(Unaudited)

	Three months ended			Three months ended
	March 31, 2005			March 31, 2004			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR

Comparable Hotels(1)	65.5%	$63.53	$41.64	64.8%	$58.97	$38.23	0.7 pts	7.7%	8.9%
Company Owned(2)
La Quinta Inns	62.6%	$59.01	$36.96	62.7%	$55.51	$34.81	(0.1) pts	6.3%	6.2%
La Quinta Inn & Suites(3)	71.7%	$73.59	$52.77	69.9%	$66.63	$46.56	1.8 pts	10.4%	13.3%
Subtotal (La Quinta owned)	65.4%	$63.88	$41.78	64.8%	$59.01	$38.24	0.6 pts	8.3%	9.3%
Baymont Inn & Suites(4)	59.3%	$54.84	$32.50	N/A	N/A	N/A	N/A	N/A	N/A
Total(5)	63.9%	$62.45	$39.90	64.8%	$59.01	$38.24	(0.9) pts	5.8%	4.3%

Hotel and Room Count Data

	March 31, 2005		March 31, 2004
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms

Comparable Hotels(1)	260	34,093	260	34,107
Company-Owned(2)
La Quinta Inns	185	24,026	188	24,427
La Quinta Inn & Suites(3)	77	10,565	75	10,068
Baymont Inn & Suites	85	8,736	—	—
Other(5)	10	1,241	—	—
Franchised/Managed Hotels (6)
La Quinta Inns	67	6,159	52	5,161
La Quinta Inn & Suites	59	4,735	47	3,764
Baymont Inn & Suites	95	8,155	—	—
Total	578	63,617	362	43,420

(1)	Comparable hotels represent hotels owned and open for both of the comparable periods, excluding hotels under redevelopment. Comparable hotels for the three months ended March 31, 2005 and 2004 excludes 13 hotels (1,476 rooms) reported in discontinued operations and one hotel undergoing redevelopment. The three months ended March 31, 2004 also excludes two hotels classified as held for sale, representing 250 rooms in aggregate.

(2)	Excludes franchised operations and 17 hotels (1,868 rooms) and 13 hotels (1,476 rooms) reported in discontinued operations for the three months ended March 31, 2005 and 2004, respectively.

(3)	Includes one hotel acquired on December 9, 2004 that was converted to a La Quinta Inn & Suites.

(4)	Represents operating statistics for 85 Baymont Inn & Suites acquired on September 3, 2004.

(5)	Includes seven Woodfield Suites and one Budgetel property acquired on September 3, 2004 and two hotels acquired on December 9, 2004.

(6)	The three months ended March 31, 2005 includes one managed Baymont Inn & Suites representing 95 rooms.